Exhibit 21

Subsidiaries

Apache Energy Services, LLC, a Nevada limited liability Company

Aqua Handling of Texas, LLC, a Texas limited liability company

Hamilton Investment Group, Inc., an Oklahoma corporation

KMHVC, Inc., a Texas corporation